April 19, 1996


K-H Corporation
38481 Huron River Drive
Romulus, MI  48174

Ladies and Gentlemen:

          This letter agreement (this "Agreement") confirms the agreement between K-H Corporation, a Delaware corporation ("K-H"), and Fruehauf Trailer
Corporation, a Delaware corporation ("Fruehauf"), pursuant to which K-H, or an affiliate of K-H, will purchase an interest in the amount of approximately
$6,500,000 in Fruehauf's existing credit facility (the
"Credit Facility") with Congress Financial Corporation
(Central) ("Congress").

          In consideration of K-H's agreement to
purchase the interest in the Credit Facility, the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, K-H and Fruehauf agree as follows:

          (1)  K-H shall, or shall cause one of its
creditworthy affiliates to, purchase an interest in the aggregate amount of $6,500,000 (the "Funding") in the Credit Facility by entering into one or more Note
Purchase and Assignment Agreements in substantially the form of Exhibit A attached hereto, pursuant to which K-H or its affiliate shall purchase a working capital term note in the amount of $5,500,000 payable to Congress by Fruehauf an additional working capital term note in the amount of $1,000,000 on the condition that the consents of the Holders described in paragraph 4 are received.
The initial Funding shall occur no later than 11:00 a.m.
eastern standard time on Thursday, April 25, 1996. K-H shall purchase $5,500,000 of the interest at the initial
Funding and shall purchase the remaining $1,000,000 on the condition that, and as soon as practicable following, the receipt by Fruehauf of the consents of Holders described in paragraph 4. This condition concerning consent by Holders may be waived by mutual consent of K-H and Fruehauf.

          (2)  Fruehauf shall execute and deliver to
K-H at the closing of the initial Funding a letter agreement in the form of Exhibit B attached hereto which could be furnished by K-H to the Internal Revenue
Service.

          (3)  K-H shall execute and deliver to
Fruehauf at the closing of the initial Funding and concurrently with Fruehauf's delivery of the letter agreement referred to in paragraph 2, an indemnification agreement in the form of Exhibit C attached hereto.

          (4)  Fruehauf will use its reasonable best
efforts to obtain as promptly as possible following the execution of this Agreement from the holders (the
"Holders") of the senior notes issued under the indenture, dated as of May 1, 1995, between Fruehauf and IBJ Schroder Bank & Trust Company, as trustee (the
"Indenture"), their consent to (i) such matters as shall satisfy the conditions contained in the limited waiver, dated as of April 19, 1996, between Congress and Fruehauf, attached as an Exhibit to the Note Purchase and Assignment Agreement referred to on paragraph 1 above and (ii) the incurrence by Fruehauf of additional junior debt through future financing arrangements with K-H or an affiliate of K-H and (iii) the grant by Fruehauf of security interests to K-H or an affiliate of K-H junior to the security interests of the Holders to secure any such financing arrangements. Such consent must include a consent to a supplemental indenture, an amendment to the First Amended and Restated
Intercreditor Agreement made and entered into as of May
1, 1995 by and among Congress, IBJ Schroder Bank & Trust
Company, as Trustee and Collateral Agent, and the Existing Lenders (as defined therein) and such other documents and instruments as may be required to effectuate the transactions contemplated by this paragraph 4. Fruehauf shall use its reasonable best efforts to sell Fruehauf International Limited reasonably promptly following the initial Funding and, in connection therewith, will immediately commence negotiations with the party making the proposal, a copy of which has been provided to K-H. Nothing in this paragraph 4 may be construed to require Fruehauf to sell
Fruehauf International Limited.

          (5)  Fruehauf shall provide K-H with full
and timely access to all information (including
Fruehauf's records, personnel, counsel and auditors) as may reasonably be requested by K-H and without limitation will provide K-H with information on an on-going basis concerning Fruehauf's trailing liabilities, cash position and financial projections, proposed business combinations, the proposed disposition of Fruehauf International Limited, the Consent referred to in paragraph 4 and any other communications with Holders and cost savings plans and opportunities.

          (6)  Fruehauf shall consult with K-H
regarding any potential cost saving opportunities with respect to Fruehauf's corporate headquarters office structure and shall implement such cost saving measures as may be mutually agreed upon by Fruehauf and K-H.

          (7)  Fruehauf shall cooperate with K-H on
an on-going basis in efforts to reduce Fruehauf's trailing liabilities and, to the extent that Fruehauf has cash available beyond its reasonably prudent working capital needs to do so, to accept or otherwise utilize opportunities to settle or reduce the trailing liabilities at a discount. Notwithstanding the foregoing sentence, Fruehauf retains the sole discretion to determine whether to accept or utilize such opportunities to settle or reduce the trailing liabilities at a discount, except to the extent that K-H advances additional funding for such purpose.

          (8)  Fruehauf hereby confirms its liability
to reimburse K-H for up to $367,951 in environmental expenses incurred by K-H, subject to an accounting by K-H to show actual environmental expenses incurred. In addition, Fruehauf shall pay the legal expenses of K-H in connection with this Agreement and the transactions contemplated by this Agreement. Fruehauf shall pay the amount of fees of counsel up an aggregate of $200,000 plus disbursements of counsel at the initial Funding and, as to any additional such fees and disbursements, at any second Funding.

          (9)  On or before May 31, 1996, Fruehauf
will meet with K-H to discuss and determine amounts owing by Fruehauf, if any, to K-H as a result of legal expenses incurred by K-H in connection with the Assumption Agreement (the "Assumption Agreement"), dated as of July 13, 1989, between Fruehauf Corporation and
Terex Trailer Corporation (now Fruehauf) and that certain letter agreement dated January 5, 1994, between K-H and Fruehauf (the "Letter Agreement").

          (10) If Fruehauf files a petition under
chapter 11 of the United States Bankruptcy Code,
Fruehauf will seek injunctive protection for any liability K-H may have with respect to the trailing liabilities.

          (11) Fruehauf hereby reaffirms its
obligations under the Assumption Agreement and the Letter Agreement and acknowledges that such agreements continue in full force and effect. In particular, Fruehauf affirms its obligations under both the Assumption Agreement and the Letter Agreement to reimburse K-H for legal expenses incurred by K-H as provided in such agreements. Fruehauf reaffirms that it will perform its obligations under both the Assumption
Agreement and the Letter Agreement. Fruehauf will not assert any defense or right of offset against any obligation to K-H arising from the Assumption Agreement or the Letter Agreement.

          (12) Fruehauf shall, and shall cause each of Fruehauf International Limited, a Delaware corporation, Fruehauf Corporation, a Delaware corporation, M.J. Holdings, an Ohio corporation, The
Mercer Co., a Delaware corporation, Deutsche-Fruehauf
Holding Corporation, a Delaware corporation, Fruehauf
Holding Corp., a Delaware corporation, FGR, Inc, a
Michigan corporation, Jacksonville Shipyards, Inc., a

Florida corporation, E.L. Devices, Inc., a Florida corporation, and Maryland Shipbuilding & Drydock
Company, a Maryland corporation (collectively, the "Fruehauf Subsidiaries"), to execute and deliver to K-H a release in the form of Exhibit D attached hereto.

          (13) In further consideration for the
Funding, Fruehauf will issue at the time of Funding to K-H warrants to purchase up to 2,000,000 shares of Fruehauf's common stock pursuant to a warrant agreement in the form of Exhibit E attached hereto. The terms of such warrants will permit their exercise by K-H at any time for a five-year period from the date of their issuance at a price of $2.50 per share. Such warrants will be in the form of Exhibit F attached hereto.

          (14) Within thirty days from the execution of this Agreement, Fruehauf shall pay all overdue amounts owed to Dayton-Walther Corporation
("Dayton-Walther") on account of materials supplied to Fruehauf. Fruehauf will pay any future accounts payable to Dayton-Walther on a current and timely basis according to the current payment terms between Fruehauf and Dayton-Walther. In the near term, the current payment terms between Fruehauf and Dayton-Walther will continue in full force and effect provided that such payment terms will be changed to reflect any terms more favorable to suppliers which Fruehauf may adopt generally for other similarly situated suppliers.

          (15) Fruehauf shall use its reasonable best efforts to settle its current litigation with Deloitte &
Touche LLP in an amount equal to or greater than $3,000,000.

          K-H's obligations under this Agreement are subject to the satisfaction of the following conditions precedent before or concurrently with each Funding:

          (a)  No action, suit, investigation,
litigation or proceeding against or involving Fruehauf may be pending or threatened before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Agreement, any document required by this Agreement to be executed by Fruehauf or the Fruehauf Subsidiaries or the Note Purchase and Assignment Agreement or the consummation of the transactions contemplated hereby or thereby.

          (b)  Fruehauf's counsel shall deliver an
opinion letter dated the date of such Funding, addressed to K-H, satisfactory in form and substance to K-H.

          (c)  A certificate of Fruehauf dated the
date of such Funding shall be executed on its behalf by its Secretary certifying that this Agreement and all other documents to be executed by Fruehauf in connection with this Agreement have been duly authorized by all necessary corporate action on the part of Fruehauf.

          (d)  Fruehauf shall enter into an agreement
with Deloitte & Touche LLP in settlement of Fruehauf's existing claims against Deloitte & Touche LLP on terms not less favorable than described in paragraph 15 with payment due within 7 days.

          This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

          This Agreement will be governed by and
construed in
accordance with the laws of the state of New York, without giving effect to principles of conflicts of laws.

          If any provision, term or portion of this Agreement is for any reason held to be illegal or invalid, such illegality or invalidity will not affect any other provision, term or portion of this Agreement, each of which will be construed and enforced as if such illegal or invalid provision, term or portion were not contained in this Agreement. Any illegality or invalidity of any application of this Agreement will not affect any legal and valid application of this Agreement, and each provision, term and portion of this Agreement will be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

          Please sign and return one copy of this
Agreement to evidence your acceptance of and agreement to the foregoing, whereupon this letter agreement will become the binding obligation of each of the undersigned.



                          FRUEHAUF TRAILER CORPORATION

                          By: /s/ Timothy J. Wiggins
                              -----------------------
                          Name: Timothy J. Wiggins
                          Title:Executive Vice President


Accepted and agreed to as of
the date first above written:

K-H CORPORATION

By: /s/ Fred J. Chapman
    --------------------
Name:   Fred J. Chapman

Title: Treasurer